REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Physicians Clinical
Laboratory, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Physicians Clinical Laboratory, Inc. and its subsidiary at February 28, 1999, and the results of their operations and their cash flows for the fiscal year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of Physicians Clinical Laboratory, Inc. and its subsidiary for the five month period ended February 28, 1998, the seven month period ended September 30, 1997, and the fiscal year ended February 28, 1997 were audited by other auditors whose reports dated August 31, 1998 and May 9, 1997 on those statements included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern.

     As discussed in Note 17, the Company consummated on May 9, 1999 the sale of its business and substantially all of its assets and ceased operations. The Company used part of the net sales proceeds to repay its line of credit, and plans to liquidate and distribute the remaining sales proceeds to its Senior Secured Note holder. The consolidated financial statements do not reflect any adjustments that may be required for the disposition of the remaining assets at amounts different from those reflected in the financial statements or amounts which creditors may be required to accept in settlement of obligations due them by the Company. As discussed in Note 14, the Company is a defendant in several lawsuits. At February 28, 1999, the Company has not recorded a liability for amounts which may be payable as a result of such lawsuits. The ultimate resolution of the lawsuits cannot be determined at the present time; accordingly, the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


ODENBERG, ULLAKKO, MURANISHI & CO.

San Francisco, California
July 16, 1999

              REPORT OF INDEPENDENT CERTIFICATE PUBLIC ACCOUNTANTS

To the Stockholders
Physicians Clinical Laboratory, Inc.

We have audited the accompanying consolidated balance sheet of Physicians Clinical Laboratory, Inc. (a Delaware corporation) and subsidiaries as of February 28,1 998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the five month period ended February 28, 1998 and the seven month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Physicians Clinical Laboratory, Inc. and subsidiaries as of February 28, 1998 and the consolidated results of their operations and their cash flows for the five month period ended February 28, 1998 and the seven month period ended September 30, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Physicians Clinical Laboratory, Inc. will continue as a going concern. As more fully described in Notes 1 and 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in default of loan covenants, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On April 5, 1999, as discussed in note 17 to the consolidated financial statements, the Company entered into an agreement to sell the business and substantially all assets.

As more fully described in Notes 1 and 2 to the consolidated financial statements, effective October 3, 1997, the Company emerged from bankruptcy. In accordance with an American Institute of Certified Public Accountants' Statement of Position, the Company has adopted "fresh start" reporting whereby its assets, liabilities and new capital structure have been adjusted to reflect estimated fair values as of September 30, 1997. As a result, the consolidated financial statements for periods subsequent to September 30, 1997 reflect this basis of reporting and are not comparable to the Company's pre-reorganization consolidated financial statements.

GRANT THORNTON LLP
Sacramento, California
August 31, 1998, except for Notes 3 and 5 as to which the date is October 29, 1998 and except for Note 17 as to which the date is April 5, 1999

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Physicians Clinical Laboratory, Inc.:

We have audited the accompanying balance sheet of Physicians Clinical Laboratory, Inc. (a Delaware corporation) (the "Company") as of February 28, 1997, and the related statements of operations, changes in stockholders' equity deficit and cash flows for the year ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians Clinical Laboratory, Inc. as of February 28, 1997, and the results of its operations and its cash flows for the year ended February 28, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced a significant decline in operating income margins, a substantial net loss on operations, a negative operating cash flow, a negative working capital position and is in default under the terms of substantially all of its loan agreements. As a result, the lenders have the right to demand immediate payment of approximately $123.2 million of indebtedness and to foreclose on the Company's assets. The Company does not have sufficient resources to repay the indebtedness and has engaged an advisor to seek a proposed restructuring of the Company's indebtedness. All of these factors and others discussed in Note 1 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


Ernst & Young LLP
Sacramento, California
May 9, 1997



               PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                                            February 28,
                                                                                           1999         1998
                                                                                         -------        ----
                                      ASSETS
Current assets:
     Cash and cash equivalents....................................................       $ 420,718       $ 190,013
     Current assets held for sale.................................................      12,390,000              --
     Trade accounts receivable, net of allowance for doubtful accounts of
        $2,245,986, including $476,642 from related parties.......................              --      10,931,708
     Supplies inventory...........................................................              --       1,180,920
     Prepaid costs and other assets...............................................         524,540         394,474
                                                                                        -----------        -------
          Total current assets....................................................      13,335,258      12,697,115
Equipment and leasehold improvements, less accumulated depreciation and
   amortization of $594,972.......................................................             --        2,531,448
Assets held for sale..............................................................      21,657,940             --
Reorganization value in excess of amounts allocable to identifiable assets, less
   accumulated amortization of $1,571,000.........................................              --      24,012,605
Other long-term assets............................................................         444,231         424,131
                                                                                      ------------         -------
                                                                                       $35,437,429     $39,665,299
                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Current installments of long-term debt.......................................     $56,697,329     $48,360,853
     Line of credit...............................................................       4,658,014       4,517,766
     Accounts payable.............................................................       7,589,316       5,117,344
     Accrued payroll and vacation.................................................       1,982,977       2,216,057
     Accrued interest.............................................................       3,619,627       2,730,411
     Other accrued expenses.......................................................       2,672,686       3,293,075
                                                                                         ------------    ---------
          Total current liabilities...............................................      77,219,949      66,235,506
Long-term debt, less current installments.........................................       9,210,040       2,346,173
                                                                                        -----------      ---------
          Total liabilities.......................................................      86,429,989      68,581,679
Commitments and contingencies (Notes 11, 12, and 14)..............................              --             --
Stockholders' deficit:
     Preferred stock, par value $0.01 per share--20 million shares authorized;
        none issued or outstanding................................................              --             --
     Common stock, par value $0.01 per share--50 million shares authorized;
        2.5 million shares issued and outstanding.................................          25,000          25,000
     Additional paid-in capital...................................................      22,775,000      22,775,000
     Accumulated deficit..........................................................     (73,792,560)    (51,716,380)
                                                                                       -------------   ------------
          Total stockholders' deficit.............................................     (50,992,560)    (28,916,380)
                                                                                      --------------- ------------
                                                                                       $35,437,429     $39,665,299

See  accompanying  notes  to  consolidated  financial statements.



                                PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Reorganized Company    ||           Predecessor Company

                                                     Fiscal year     Five months   ||    Seven months        Fiscal year
                                                        ended           ended      ||        ended              ended
                                                     February 28,    February 28,  ||    September 30,      February 28,
                                                       1999            1998        ||       1997               1997
Net revenue:                                                                       ||
     Net revenue from third parties..............     $ 53,404,926    $ 25,432,951 ||         $39,466,458     $ 60,422,858
     Net revenue from related parties............        2,166,905         740,462 ||             856,377        2,407,989
                                                    -----------------   --------             -------------       ---------
          Total net revenue......................       55,571,831      26,173,413 ||          40,322,835       62,830,847
                                                                                   ||
                                                                                   ||
Direct laboratory costs..........................       24,096,059       9,839,627 ||          15,775,669       23,117,090
                                                     ---------------- ----------              --------------   ----------
          Gross profit...........................       31,475,772      16,333,786 ||          24,547,166       39,713,757
                                                                                   ||
                                                                                   ||
Laboratory support costs.........................       18,553,460       7,328,075 ||          11,233,414       20,013,962
                                                      ---------------- ----------             --------------   ----------
          Laboratory profit......................       12,922,312       9,005,711 ||          13,313,752       19,699,795
                                                                                   ||
Selling, general and administrative..............       15,785,249       7,093,342 ||          10,652,308       24,880,448
Provision for doubtful accounts..................        4,223,393       2,245,986 ||           2,908,004        8,843,252
Reorganization charges...........................               --         503,470 ||           1,982,032        1,558,820
Depreciation and amortization....................        3,668,861       2,170,769 ||           2,910,593        9,698,163
Write-down of intangibles and equipment and                                        ||
   leasehold improvements........................        1,330,673      45,327,000                     --       59,371,934
                                                        ------------  -----------           --------------     ----------
          Operating loss.........................      (12,085,864)    (48,334,856)||          (5,139,185)     (84,652,822)
                                                                                   ||
Interest expense.................................       (9,878,333)     (3,568,405)||         (10,491,718)     (15,838,895)
Interest income..................................           31,466           1,634 ||                   8           21,855
Nonoperating income (expense), net...............          144,551         185,247 ||          (2,294,285)      (1,708,848)
                                                        --------------- --------  ----      ---------------  -----------
          Loss before income taxes and                                             ||
             extraordinary items.................      (21,788,180)    (51,716,380)           (17,925,180)    (102,178,710)
                                                                                   ||
Provision for state income taxes.................          288,000                 ||                  --
                                                         -------------  -----------         ----------------- -----------
                                                                --                --                   --               --
          Loss before extraordinary items........      (22,076,180)    (51,716,380)||         (17,925,180)    (102,178,710)
                                                                                   ||
                                                                                   ||
Fresh start adjustment...........................               --              -- ||          60,053,472               --
Gain on extinguishment of debt, net of taxes                                       ||
   of $0  .                                                                                   121,128,723        3,500,000
                                                        ---------------  ------------          -------------     ---------
                                                                 --               --
          Net (loss) income......................     $(22,076,180)   $(51,716,380)||        $163,257,015     $(98,678,710)
                                                      ============    ============           ============-    ============
Loss per common share basic and diluted..........        $   (8.83)      $  (20.69)||                   *                *
                                                         =========       =========
Weighted average common shares                                                     ||
   outstanding...................................        2,500,000       2,500,000                      *                *
                                                   ===== =========-===== =========-

*  Loss per share amount as it relates to the predecessor company is not meaningful due to the reorganization.

See  accompanying  notes  to  consolidated  financial statements.

               PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                       Additional
                                                                        Paid-in       Accumulated    Stockholders'
                                                    Common Stock        Capital         Deficit         Deficit

                                                Shares     Amount
Balance at February 29, 1996...............    6,033,087   $ 60,331     $15,536,906    $(80,209,821)   $(64,612,584)
   Net loss................................           --         --              --     (98,678,710)    (98,678,710)
   Proceeds from exercise of capital
     stock options.........................       38,332        383          33,896                          34,279
                                               ----- ------------- ------------ --------------------------------------
                                                                                                  --
Balance at February 28, 1997...............    6,071,419     60,714      15,570,802    (178,888,531)   (163,257,015)
   Net income--Predecessor Company..........           --         --              --     163,257,015     163,257,015
   Issuance of stock for debt..............    2,500,000     25,000      22,775,000              --      22,800,000
   Retired under plan of reorganization....   (6,071,419)   (60,714)         60,714              --              --
   Fresh start adjustments.................                             (15,631,516)     15,631,516
                                            -------------------------   ---------------  ----------
                                                       --          --                                               --
Balance at September 30, 1997..............    2,500,000     25,000      22,775,000              --      22,800,000
   Net loss--Reorganized Company............                                            (51,716,380)    (51,716,380)
                                            -----------------------------------------  --------------  ------------
                                                       --          --               --
Balance at February 28, 1998...............    2,500,000     25,000      22,775,000     (51,716,380)    (28,916,380)
   Net loss................................                                             (22,076,180)    (22,076,180)
                                            ------------------------------------------  --------------  ------------
                                                       --          --               --
Balance at February 28, 1999...............    2,500,000   $ 25,000     $22,775,000    $(73,792,560)   $(50,992,560)
                                               =========-  ========-    ===========-   ============    ============


See  accompanying  notes  to  consolidated  financial statements.


               PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Reorganized Company                  Predecessor Company


                                                      Fiscal year     Five months    ||     Seven months     Fiscal year
                                                         ended           ended       ||        ended            ended
                                                      February 28,    February 28,   ||    September 30,     February 28,
                                                       1999            1998         ||       1997             1997
Operations:                                                                          ||
   Net (loss) income...............................    $(22,076,180)   $(51,716,380) ||       $163,257,015    $(98,678,710)
                                                                                     ||
   Items not requiring current use of cash:                                          ||
     Fresh start adjustments.......................              --              --  ||        (60,087,877)             --
     Gain on debt extinguishment...................              --              --  ||       (121,128,723)             --
     Write-down of equipment and leasehold                                           ||
        improvements...............................       1,330,673              --                     --              --
     Medicare/MediCal settlement in debt...........              --              --  ||          2,100,000              --
     Interest payments made in kind................       6,798,000              --  ||                 --              --
     Depreciation, amortization and write down                                       ||
        of intangible and other assets.............       3,668,861      47,497,769              2,910,593      69,070,097
     Provision for doubtful accounts...............       2,151,034       2,245,986  ||          2,908,004       8,843,252
     Amortization of debt discount.................       1,427,000         588,000  ||                 --              --
     Net changes in operating assets                                                 ||
        and liabilities............................       1,032,249      (1,879,888)             7,511,988      19,626,940
                                                    ----- -------------  ----------      -----   -------------  ----------
        Cash used in operating activities..........      (5,668,363)     (3,264,513) ||         (2,529,000)     (1,138,421)
                                                    ---- --------------- -----------     ----   --------------- -----------
                                                                                     ||
                                                                                     ||
Investments:                                                                         ||
   Increase in intangible assets in connection                                       ||
     with acquisitions.............................              --              --                     --      (1,632,968)
   Net acquisitions and disposals of equipment                                       ||
     and leasehold improvements....................        (569,237)        (79,189)              (194,655)        366,613
                                                    ------ -------------------------     -------  ---------------- -------
        Cash used in investing activities..........        (569,237)        (79,189) ||           (194,655)     (1,266,355)
                                                    ------ -------------------------     -------  ------------- -----------
                                                                                     ||
                                                                                     ||
Financing:                                                                           ||
   Borrowings of debt..............................       7,000,000       4,517,766  ||          4,556,818       5,443,182
   Payments of debt................................        (531,695)     (3,082,155) ||           (235,575)        536,016
   Gain on extinguishment of debt..................              --              --  ||                 --      (3,500,000)
   Proceeds from issuance of common stock..........                                  ||                             34,279
                                                    ---------------------------------    ----------------- ---------------
                                                                  --               --                      --
        Cash provided by financing activities......       6,468,305       1,435,611  ||          4,321,243       2,513,477
                                                    ----- --------------- ----------     -----   --------------- ---------
Net increase (decrease) in cash and cash                                             ||
   equivalents.....................................         230,705      (1,908,091)             1,597,588         108,701
Cash and cash equivalents, beginning                                                 ||
   of period.......................................         190,013       2,098,104                500,516         391,815
                                                    ------- ------------- ----------     --------  --------------- -------
Cash and cash equivalents, end of period...........       $ 420,718       $ 190,013  ||        $ 2,098,104       $ 500,516
                                                          =========-      =========-           ===========-      =========

See  accompanying  notes  to  consolidated  financial statements.

               PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--REORGANIZATION:

     Physicians Clinical Laboratory, Inc. and subsidiary ("PCL" or the "Company") provides clinical laboratory services in the State of California. The Company is a "hybrid" among clinical laboratory companies in that it serves both as a traditional reference laboratory for office based physician-clients and as an independent clinical laboratory for regional acute care hospitals. PCL operates within the health care industry which is undergoing significant changes such as managed care (including capitated payment arrangements), proposed federal and state health care reform measures, third party payor reimbursement decreases (including Medicare, MediCal and private insurance), industry consolidation and increasing regulation of laboratory operations.

     On November 8, 1996, the Company and all of its ___ subsidiaries filed a petition for relief under Chapter 11 of the Federal Bankruptcy Laws in the United States Bankruptcy Court. The Bankruptcy court confirmed the Company's Second amended Plan of Reorganization (Plan) on April 18, 1997 and the Company emerged from bankruptcy on October 3, 1997, the effective date of the Plan. During the period from November 8, 1996 through October 3, 1997, the Company operated as debtor-in-possession. The plan reflects the results of negotiations among the parties-in-interest and Nu-Tech Bio-Med, Inc. ("Nu-Tech"), which resulted in Nu-Tech's investment of $14.8 million into the Company in return for the majority of new common stock.

     The Company received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations, including employee wages. Credit arrangements entered into subsequent to the Chapter 11 filings are described below:

     Under the plan, holders of claims and interests were settled as follows:

    o Nu-Tech received 890,000 shares (35.6%) of the reorganized Company's common stock in exchange for its holdings of senior secured debts.

    o Nu-Tech received 425,000 shares (17%) of the reorganized Company's common stock as a result of the purchase of Medical Science Institute
         (MSI) by the Company from Nu-Tech (see Note 16).

    o Senior Lenders received $55 million in new senior secured promissory notes and 952,500shares (38.1%) of the reorganized Company's common stock.

    o The holders of the Company's Subordinated Debentures received 232,500 shares (9.3%) of the reorganized Company's common stock.

     o The Company's general unsecured creditors received a pro rata share of $2.45 million in cash, plus a $400,000 non-interest bearing note due October, 1998.

     o   Priority  tax  claims  received   deferred  cash  payments  payable  in
         quarterly installments over 6 years plus interest.

     o    The Debtor-in-Possession financing facility was forgiven in full.

     o The Company's existing stockholders received warrants to purchase up to 5% of the shares of the reorganized Company's common stock at a price of $13.30 per share.

     o    All previously outstanding stock options and warrants were cancelled.

     In accordance with the Plan, effective October 3, 1997, all previous wholly-owned subsidiaries were merged into the Company and the Certificate of Incorporation of the Company was amended whereby the authorized number of shares of common stock was changed to 50,000,000 shares with a par value of $.01 per share. Each original outstanding share of common stock of the Company was cancelled.

     Upon consummation of the Plan, the Company recognized an extraordinary gain on debt discharge of approximately $121 million, which represented forgiveness of debt, reduced by the estimated fair value of common stock and new debt issued under the Plan. There was no tax expense recorded on the gain due to the net operating loss carryforwards available at September 30, 1997. The Company's new senior debt was stated at the present value of amounts to be paid, determined at estimated current interest rates on October 3, 1997. This adjustment to present value resulted in an aggregate carrying amount for the senior debt which is less than the aggregate principal amount thereof, and will result in the amortization of the difference into interest expense over the term of the debt.


NOTE 2--FRESH START REPORTING:

     The Company has accounted for the reorganization using the principles of fresh start accounting, as required by Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, issued by the American Institute of Certified Public Accountants. Fresh start accounting is required because pre-reorganization stockholders received less than 50% of the new common stock and the reorganization value of the assets of the reorganized Company is less that the total of all post-petition liabilities and allowed claims.

     Under the principles of fresh start accounting, the Company's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment and other assets were reduced by approximately $10.8 million. In addition, the Company's accumulated deficit of approximately $76 million was eliminated. The excess of the reorganization value over the value of identifiable assets is reported as "reorganization value in excess of amounts allocable to identifiable assets".

     The total reorganization value was determined in consideration of several factors. The methodology employed involved estimation of the Company's enterprise value (the market value of stockholders' equity and the Company's debt), taking into account the new investment by Nu-Tech and market rates for similar debt instruments. This resulted in an estimated reorganization value of approximately $87 million, of which the reorganization value in excess of amounts allocable to identifiable assets was approximately $71 million. The excess reorganization value will be amortized over 15 years.

     For accounting purpose, the effects of the Plan and fresh start accounting have been recorded as of September 30, 1997. Accordingly, all financial statements for any period prior to September 30, 1997 are referred to as "Predecessor Company" as they reflect the periods prior to the implementation of fresh start accounting and are not comparable to the financial statements for periods after the implementation of fresh start accounting.

               PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

     The effect of the Plan and the implementation of fresh start accounting on the Company's consolidated balance sheet as of September 30, 1997 was as follows:

                                                  Pre-Fresh Start                                  Reorganized
                                                   Balance Sheet    Confirmation of   Fresh-Start Balance Sheet
                                                   September 30,       Plan Debt      Fair Value  September 30,
                                                      1997           Discharge(a)    Adjustments(b)   1997
                                                     ------         -------------   ---------------  ----
Assets
     Current assets:
     Cash    ..................................         $ 575,692        $ 1,556,817    $ (34,405)   $2,098,104
     Accounts receivable, net..................        13,220,958                 --   (4,267,201)    8,953,757
     Inventory and other assets................         2,483,683                 --                  2,035,419

                                                                                         (448,264)
          Total current assets.................        16,280,333          1,556,817   (4,749,870)   13,087,280
     Equipment and improvements, net...........         8,879,962                 --   (5,827,934)    3,052,028
     Reorganization value......................                --                 --   70,910,605    70,910,605
     Other assets..............................           687,139                 --                    407,810

                                                                                         (279,329)
                                                     $ 25,847,434        $ 1,556,817  $60,053,472   $87,457,723
                                                     ============-       ===========- ===========  ===========
Liabilities and stockholders' equity (deficit)
     Current liabilities:
     Current portion of debt...................       $ 1,255,132            $    --       $   --    $1,255,132
     Accounts payable and accruals.............        11,056,542                 --           --    11,056,542
     Note payable to creditors.................                --          2,850,000           --     2,850,000
     Debtor-in-possession borrowings...........         8,243,182         (8,243,182)          --            --
     Note payable to related party.............         5,000,000         (5,000,000)

                                                                                                --             --
          Total current liabilities............        25,554,856        (10,393,182)          --    15,161,674
     Long-term debt............................         2,240,377         47,255,672           --    49,496,049
     Liabilities subject to compromise.........       179,234,396       (179,234,396)

                                                                                                --             --
          Total liabilities....................       207,029,629       (142,371,906)          --    64,657,723
     Stockholders' equity (deficit)............      (181,182,195)       143,928,723   60,053,472    22,800,000

                                                     $ 25,847,434        $ 1,556,817  $60,053,472   $87,457,723
                                                     ============-       ===========- ===========-  ===========

(a) To record the settlement of liabilities, the issuance of new debt and the issuance of new stock pursuant to the Plan.

(b) To record the adjustments to state assets and liabilities at their estimated fair value, including the establishment of reorganization value in excess of amounts allocable to identifiable assets.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Basis of presentation

     The consolidated financial statements as of and for the five months ended February 28, 1998 are presented for the Company after the consummation for the Plan. As discussed above, these statements were prepared under the principles of fresh start accounting and are not comparable to the statements of prior periods.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. In May 1999, the Company sold its business operations and substantially all of it assets (see Note 17). The Company used part of the net sales proceeds to repay its line of credit, and plans to liquidate and distribute the remaining sales proceeds to its Senior Secured Note holder.

   Consolidation

     The accompanying consolidated financial statements include the accounts of Physicians Clinical Laboratory, Inc. and its subsidiary (Physicians Clinical Laboratory, Inc. and its subsidiary are collectively referred to hereinafter as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

   Cash equivalents

     Cash and cash equivalent include cash in bank and on hand and liquid investments with original maturities of three months or less. Included in cash is restricted cash of $70,018 at February 28, 1999 under the line of credit (see
Note 6).


   Concentration of credit risk

     The Company places its cash and temporary cash investments with high credit quality institutions. At February 28, 1999, and throughout the year, such investments were in excess of FDIC insurance limits.


   Supplies inventory

     Supplies inventory is stated at cost, which approximates market value, on a first-in, first-out (FIFO) basis. Supplies inventory consists primarily of clinical laboratory supplies.


   Equipment and leasehold improvements

     As a result of the adoption of fresh start accounting, equipment and leasehold improvements were adjusted to their estimated fair value as of September 30, 1997 and historical accumulated depreciation and amortization was eliminated. All equipment and leasehold improvements purchased after the reorganization are stated at cost.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, except for leasehold improvements which are being amortized over the life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to income as incurred, significant renewals and betterments are capitalized. The estimated useful lives of equipment and leasehold improvements are as follows:

                                     Estimated Useful Lives

      Leasehold improvements               5-12 years
      Laboratory equipment                 5-20 years
      Computer equipment                   5-12 years
      Furniture and fixtures               5-12 years
      Automobiles                           1-5 years


   Excess reorganization value

     Excess reorganization value is being amortized on a straight line basis over 15 years. Amortization expense was approximately $2,382,000 for the twelve months ended February 28, 1999 and $1,571,000 for the five months ended February 28, 1998.

     After the reorganization, the Company continued to experience customer losses and reduction in third party reimbursements, and has been unable to completely achieve the operating performance anticipated in the reorganization plan. These factors resulted in cash flow deficits and continued operating losses. As a result, management has reevaluated the recoverability of the excess reorganization value using a valuation methodology based on revised discounted cash flow projections and the Company recorded a write-down of excess reorganization value of approximately $45.3 million.

   Intangible assets

     Prior to fiscal 1998, amortization was calculated using the straight-line method over the following lives: customer lists and goodwill - 19 years; covenant not to compete - term of agreement; and leasehold interest term of lease.

     Subsequent to its acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's enterprise value and deducts the fair value of all tangible and intangible assets to arrive at the recoverable value of goodwill.

     During fiscal 1997, the Company continued to experience customer losses, significant reduction in third party reimbursements and other changes in the health care industry having adverse effects on the Company's operations. These factors resulted in significant cash flow deficits and continued operating losses. As a result, management reevaluated the recoverability of goodwill and other intangible assets and concluded they had no continuing value. Accordingly, the Company recorded a $59.4 million write-off of those asssets in fiscal 1997.

     Amortization expenses less the write-down of intangibles, for leasehold interest was $250,813, for covenants not to compete was $1,027,598, for goodwill was $2,011,458 and for customer lists was $1,441,226 in fiscal 1997.


   Assets held for sale

     On May 9, 1999, the Company sold substantially all of its assets, including trade accounts receivable, supplies inventory, equipment, intangible assets and certain other assets (see Note 17). As a result, the Company PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY has reported such assets at their net realizable values under the caption, "Assets held for sale" at February 28, 1999.


     A summary of assets held for sale at February 28, 1999 is as follows:
Trade accounts receivable, net of allowance for doubtful accounts of $4,397,020.................        $9,148,414
Supplies inventory................................................................................       1,469,253
Prepaid expenses and other current assets.........................................................         225,000
Equipment, net of accumulated depreciation and amortization of $1,458,739:
     Equipment....................................................................................         875,912
     Furniture and fixtures.......................................................................         106,780
     Vehicles.....................................................................................          65,585
     Capital leases...............................................................................          79,522
Reorganization value in excess of amounts allocable to identifiable assets, less amortization of
   $3,950,362.....................................................................................      21,633,243
Other long-term assets............................................................................         444,231
                                                                                                          -------
                                                                                                        34,047,940
Less current portion..............................................................................      12,390,000
                                                                                                          --------
Assets held for sale..............................................................................     $21,657,940
                                                                                                       ===========


   Earnings (loss) per share

     Basic and diluted loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted loss per common share excludes the options and warrants to purchase common stock, since their effect would be antidilutive.

     Amounts for the predecessor company are not presented as the data is not meaningful due to the Company's reorganization.


   Reorganization charges

     Reorganization charges consist primarily of professional fees incurred as part of the Chapter 11 bankruptcy.


   Direct laboratory and laboratory support costs

     Direct laboratory costs consist of labor costs, supplies expense, reference and pathology fees, utilities and other expenses. Included in reference and pathology fees are charges from related parties of approximately $180,000, $200,000, and $326,920 for fiscal 1999, 1998, and 1997, respectively.

     Laboratory support costs consist of patient service center costs, courier costs, laboratory administration expenses, customer service costs, materials management costs and management service charges from related PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY parties. Management service charges from related parties were approximately $190,000, $200,000 and $405,419 for fiscal 1999, 1998, and 1997, respectively.

   Repairs and maintenance expense

     Repairs and maintenance expense were $473,530, $605,965 and $908,795 in fiscal 1999, 1998, and 1997, respectively.

   Stock based compensation

     In 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of the pronouncement, the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans.

   Income taxes

     The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets, liabilities and net operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

   Accounts receivable and revenue recognition

     Revenues are recognized when services are performed. Revenues under capitated agreements are recognized monthly as earned. Expenses are accrued on a monthly basis as services are provided.

     As a result of the adoption of fresh start accounting, trade accounts receivable were adjusted to their estimated fair value as of September 30, 1997 and the allowance for doubtful accounts was eliminated at that date.

     Due to the significant changes occurring in the health care industry related to managed care, billing system/process challenges and accounts receivable collection problems, it is reasonably possible that the Company's estimate of the net realizable value of accounts receivable will change in the near term. No estimate can be made of a range of amounts of loss that are reasonably possible.

     Services under government programs represent approximately 34%, 30% and 33% of net revenue for fiscal 1999, 1998, and 1997, respectively. The Company's primary concentration of credit risk is accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Significant concentrations of gross accounts receivable at February 28, 1999 and 1998 reside in receivables from governmental agencies of 62% and 55%, respectively.

   Fair values of financial instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

     The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturities of these financial instruments. As of February 28, 1999, the Company's carrying value of debt approximates fair value based on similar debt instruments available.

   Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.


NOTE 4--EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Equipment and leasehold improvements at February 28, 1998 consist of the following:

     Equipment..........................................    $1,845,219
     Automobile.........................................         9,813
     Furniture and fixtures.............................       304,238
     Leasehold improvements.............................       967,150
                                                         ----- -------
                                                             3,126,420
     Less--accumulated depreciation and amortization.....       594,972
                                                         ----- -------
                                                            $2,531,448

     Depreciation expense relating to equipment, and leasehold improvements charged to operations was $1,301,010, $3,510,363, and $4,967,068 for fiscal 1999, 1998 and 1997, respectively. The Company wrote off all leasehold improvements at February 28, 1999, because the related leases were terminated in early fiscal 2000.

NOTE 5--LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                                              February 28,
                                                                                          1999          1998
                                                                                          -----        ----
Senior  Secured  Notes due in 2004,  with a face amount of  $55,000,000,  net of unamortized  discount of  $5,984,000  at February 28, 1999 and  $7,411,200 at
   February 28, 1998, plus capitalized interest of $6,798,000 and $0 at
   February 28, 1999 and 1998, respectively, currently in default...................     $55,813,800   $47,588,000
Notes payable to the Senior Secured Note holder, due and payable in June 2001.......       7,000,000            --
Note payable to the United States  government,  bearing  interest monthly at the
   30-day Treasury Bill rate (5.6% at February 28, 1999 and 1998), principal due in monthly installments of $25,000 through July 2003 (see Note
   14)  .                                                                                  1,375,000     1,650,000
Note payable to the Internal Revenue Service, bearing interest at 9%, principal
   and interest due in monthly installments of $5,301 through May 2002..............         174,577       237,915
Note payable to the Employment Development Department bearing interest at
   10%, principal and interest due in monthly installments of $616 through
   November 1, 2002.................................................................          26,288        37,386
Notes payable to Ford Credit Corp., bearing interest at 10.95%, principal and
   interest due monthly, through December 2003......................................         590,148            --
Note payable to the Internal Revenue Service, bearing interest at 8%, principal
   and interest due in quarterly installments of $18,418 through December 2003......         250,077       255,672
Capital lease obligations (see Note 8)..............................................         677,479       938,053
                                                                                           ------------- -------
                                                                                          65,907,369     50,707,026
Less--current installments...........................................................      56,697,329    48,360,853
                                                                                           ----------  ----------
                                                                                          $9,210,040     $2,346,173

     As provided by the Plan of Reorganization, the Company issued $55 million in Senior Secured Notes, due in September 2004, to a group of senior lenders who are also significant stockholders. The Notes have been recorded at their present value of $47 million, based upon an estimated discount rate of 15%. The difference between the present value and the aggregate principal amount will be amortized into interest expense over the term of the debt. For the first two years after issuance, the Notes bear interest at the rate of either 10% in cash or 12% in kind (increase to principal), at the option of the Company. The Company may not elect interest payments in kind once a cash interest payment has been made. After two years, the Notes will bear interest at the rate of 11% in cash, which rate will be increased by 1% per annum through maturity. Interest is payable semi-annually. Interest on overdue payments will be at 1% over the then applicable interest rate.

     The Notes may be redeemed at the Company's option upon certain notice. The Company is obligated to offer to repurchase the Notes upon the occurrence of a change of control, upon certain defined asset sales, or upon consummation of an underwritten public offering of its capital stock. All redemptions are at 100% of principal plus accrued interest, except upon a change of control at 101% of principal accrued interest. Under a registration rights agreement, at any time after December 31, 1998, the holders of a majority of then outstanding Notes have one right to request the Company to effect the registration of these Notes under the Securities Act, subject to certain exceptions.

     The Notes are collateralized by a first priority security interest in all assets of the Company, including capital stock of its subsidiary, under a Security Agreement and Pledge Agreement. Under an intercreditor and subordination agreement, the security interests in the Company's receivables are subordinated to Daiwa Healthco-2 LLC (see Note 6).

     Each of the agreements contains certain financial covenants and restrictions. The Company was in violation of certain covenants in fiscal 1999 and does not expect to be in compliance subsequent to fiscal year end, which constitutes an event of default. The lender has the right to accelerate payment of the debt, and accordingly, the debt has been classified as current portion of long-term debt.

     In fiscal 1997 in connection with a credit facility entered into by the Predecessor Company, the Company recognized an extraordinary gain of $3.5 million when one of its largest stockholders repaid a portion of the Company's debt which was in default and guaranteed by a stockholder.

     In fiscal 1999, a significant stockholder, who is also a significant holder of Senior Secured Notes, loaned the Company $7 million for working capital. The loan bears interest at 15% per annum, payable semi-annually, and matures in June 2001. The Company has the option to pay interest in cash or by addition to principal. The loan is senior to the $55 million in Senior Secured Notes and is subordinated to the Daiwa credit facility. In connection with and as additional consideration for the loan, Nu-Tech sold a portion of its shares to the lender and amended the Stockholders' Agreement (see Note 13). In connection with the loan, the Stockholders' Agreement was amended to modify certain corporate governance rights previously granted to Nu-Tech.

     Maturities of long-term debt, excluding capital lease obligations, in each of the next five fiscal years are as follows:

            2000 .             $56,448,785
            2001 .                 651,344
            2002 .               7,568,424
            2003 .                 386,337
            2004 .                 175,000
            Thereafter....             --
                               $65,229,890


NOTE 6--LINE OF CREDIT:

     At February 28, 1999, the Company had a $10 million line of credit, under which it could borrow up to 85% of eligible accounts receivable, subject to certain adjustments. Interest is payable monthly at the LIBOR Rate plus 3%, which interest rate will increase by 2% after an event of default. The effective interest rate was 9.95% on February 28, 1999. The Agreement also provides for a monthly non-utilization fee equal to 1/2% on the unused maximum available and upon early termination, a fee of $200,000. The loan is collateralized by a first priority lien on all healthcare receivables and certain bank accounts. The line of credit agreement contained financial and other covenants, and the Company was not in compliance with certain covenants. In May 1999, the Company repaid the borrowings under the line of credit (see Note 17).

NOTE 7--INCOME TAXES:

     The expense for income taxes consists of the following:

                    Reorganized Company      Predecessor Company
                  Fiscal year   Five months   Seven months   Fiscal year
                     ended         ended         ended         ended
                  February 28,   February 28,  September 30,  February 28,
                      1999        1998              1997        1997
Current:
     Federal .         $  --       $  --       $   --       $  --
     State   .         288,000        --           --          --
                       288,000        --           --          --
Deferred  .
                          --          --           --          --
                     $ 288,000     $  --       $   --       $  --
                     =========       =====       ======       =====

     The effective tax rate and statutory federal income tax rates are reconciled as follows:


                                                                Reorganized Company             Predecessor Company
                                                              Fiscal year    Five months    Seven months    Fiscal year
                                                                 ended          ended          ended           ended
                                                             February 28,   February 28,   September 30,   February 28,
                                                                1999           1998            1997           1997

Federal statutory income tax rate.........................   (34.0)%        (34.0)%          34.0 %        (34.0)%
State franchise taxes, net of federal income tax benefit.     (4.8)%         (6.1)%           6.1 %         (6.1)%
Change in a valuation allowance...........................    40.1 %          9.9 %         (27.6)%         40.1 %
Reorganization value......................................    --             29.3 %         (12.5)%         --
Other   .                                                     --              0.9 %            --           --

                                                               --                              --              --
                                                               1.3 %          0.0 %           0.0 %          0.0 %
                                                              ========= ===  ========= ===  ==============  =========

     At February 28, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $30 million. The loss carryforwards expire between fiscal 1998 and 2013 for federal income tax purposes. As a result of emerging from bankruptcy and the change in ownership, approximately $5.3 million of the net operating loss carryforwards will be subject to an annual limitation regarding their utilization against taxable income in future periods. Under fresh start accounting, realization of these pre-effective date net operating loss carryforwards, if any, will be recorded first as a reduction to excess reorganization value, then to additional paid in capital.

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:


                                                                                   February 28
                                                                                1999         1998
            Current:
                 Accrued expenses.....................................                       $(382,489)
                 Bad debt.............................................                      (3,371,865)
                 Prepaid expenses.....................................                        (158,673)
                 Other  .                                                        $--           455,544

                      Total current deferred (assets) liabilities.....            --        (3,457,483)
            Valuation allowance.......................................            --         3,457,483

                      Net current deferred (assets) liabilities.......            --                --

            Non-current:
                 Amortization.........................................
                                                                                           (25,290,782)
                 Depreciation.........................................                      (1,068,831)
                 Net operating loss...................................            --        (4,448,792)

                      Total non-current deferred (assets) liabilities.            --       (30,808,405)
            Valuation allowance.......................................            --        30,808,405

                      Net non-current deferred (assets) liabilities...            --                --

            Total net deferred (assets) liabilities...................           $--            $   --
                                                                                 ===            ======

     The Company has not filed its federal and state income tax returns for fiscal 1997 and subsequent years. The Company's deferred tax assets and liabilities as of February 28, 1999 are not determinable. However, they would be fully offset by a valuation allowance.


NOTE 8--LEASES:

     The Company is obligated under capital leases for certain computer and laboratory equipment that expire at various dates during the next five years. Equipment under capital leases was $482,073, and related accumulated amortization was $402,551 and $128,612 as of February 28, 1999 and 1998, respectively.

     The Company also leases its laboratories and patient service centers under operating leases expiring over various terms. Many of the monthly lease payments are subject to increases based on the Consumer Price Index from the base year.

     The Company also leases remote draw station space, several automobiles and other equipment, which have been classified as operating leases and which expire over the next 5 years. Many of the draw station leases have renewal options and monthly lease payments subject to annual increases.

               PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY

     Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of February 28, 1999 are:

                                                        Capital     Operating
     Fiscal years ended February 28,                    leases      leases

   2000................................................. $318,020   $2,043,534
   2001.................................................  259,939    1,048,527
   2002.................................................  216,616      626,918
   2003.................................................       --      486,540
   2004.................................................       --      380,815
   Thereafter...........................................       --       18,836

   Total minimum lease payments.........................  794,575   $4,605,170
                                                                    ==========
   Less--amounts representing interest..................  116,829

   Present value of net minimum capital lease payments.. $677,746
                                                          ========

     Rental expense under operating leases was $4,398,950, $4,480,602, and $6,113,445 for fiscal 1999, 1998, and 1997, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS:

     The Company provides laboratory and computer services to certain of its stockholders (and their affiliated entities). Laboratory and computer service charges are billed to and paid by the stockholders at negotiated rates. Under the Plan of Reorganization in fiscal 1998 (see Note 1), these former stockholders no longer own stock and hold only warrants.

                                              Fiscal years ended February 28,
                                               1999         1998         1997
                                               ------       ------       ----
 Laboratory and computer service revenue
    from stockholders
    (warrant holders)...........             $2,166,905  $1,596,839  $2,407,989
                                           ==========   ==========   ==========

     Amounts due from stockholders (warrant holders) and included in accounts receivable were as follows:

                                                          February 28,
                                                         1999        1998
                                                       ------------- ----

   Amounts due from stockholders (warrant holders)..... $337,368    $476,642
                                                        ========    ========

     The Company received management services from Diagnostic Pathology Medical Group, Inc. ("DPMG"), a former stockholder (warrant holder) of the Company. The services of certain management personnel were provided to the Company for management fees at a cost of $0, $0 and $104,010 in fiscal 1999, 1998, and 1997, respectively.

     The Company occasionally uses the specialized laboratory services of one of its owners and several of its owners' stockholders. These owners only hold warrants in 1998 and 1999. Most of these services are billed to the Company at negotiated discounts from the billing entities' customary charges. Amounts billed to the Company were as follows:

                                               Fiscal years ended February
                                                        28,
                                               1999       1998       1997

Billings from stockholders (warrant holders)  $190,000   $200,000   $326,920
                                              ========   ========   ========


     The Company also leases draw station space and purchases other services and various supplies from several of its prior stockholders (warrant holders). The total amount paid by the Company for these items was $0, $0, and $26,691 for fiscal 1999, 1998, and 1997 respectively.

     At various times the Company has loaned its former President and CEO funds totaling approximately $350,000. During the fiscal year ended February 28, 1998, the Company released the former President from all payment obligations under the loans.


NOTE 10--EMPLOYEE BENEFIT PLAN:

     As of January 1, 1989, the Company adopted a 401(k) profit sharing plan under which employees may contribute between 1% and 20% of their annual compensation to the Plan. A minimum of 90 days of service is required prior to participation in the Plan by an employee. On April 30, 1990, the plan was amended to provide that the Company would contribute 50% of employee contributions up to 6% of their annual gross compensation for those employees who have at least one full year of service. The Company contribution to the 401(k) plan was discontinued effective December 31, 1995.


NOTE 11--STOCK OPTION PLANS AND WARRANTS:

   Stock option plans

     All options outstanding at the petition date and the related plans have been cancelled under the Plan of Reorganization (see Note 1).

     Effective with the Company's reorganization, a new stock option plan was put into place. Under an employment agreement effective September 30, 1997, the Company granted the president a 10 year option to purchase 200,000 shares of common stock at an exercise price of $.25, which option is fully vested and exercisable immediately. The option provides for payment of the option price in cash or pursuant to a cashless exercise, and is subject to the same anti-dilution provisions under the new warrants discussed below. The option is not transferable except in limited circumstances and will terminate one year after termination of the optionee's employment, except where such shares have not been registered. The Company is obligated to register the shares upon any appropriate filing and the expiration date will extend to the date of such registration. Management estimated the market value of the stock to be less than the exercise price and, accordingly, no compensation cost has been recognized.

     Had compensation cost for the plan been determined based on the fair value of the option at the grant date consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would not have been changed materially for the five month period ended February 28, 1998 and the fiscal year ended February 28, 1999.

     The fair value of the option grant is estimated on the date of grant using the Black-Scholes options--pricing model with the following assumptions used: expected volatility 80%, risk-free interest rate 6%, no dividend yield and expected life of 5 years.

     Stock options outstanding at February 28, 1999 and 1998 was 200,000.

     Additional information regarding stock options:

                                                   February 28
                                                 1999      1998
                                              --------- -------
            Authorized shares...............     200,000   200,000
            Shares available for granting...     200,000   200,000
            Exercisable shares..............     200,000   200,000


   Warrants

     All warrants outstanding at the bankruptcy's effective date have been canceled under the Plan of Reorganization (see Note 1).

     Pursuant to the Plan of Reorganization and a Warrant Agreement, the Company issued warrants to prior stockholders for the purchase of an aggregate of 131,579 shares of common stock. The exercise price under the warrants is $13.30 per share and the warrants expire October 3, 2002. The agreement includes anti-dilution provisions for the adjustment of number of shares and exercise price upon the occurrence of certain events.


NOTE 12--EMPLOYMENT AGREEMENTS:

   Reorganized company

     Effective September 30, 1997, the Company entered into an employment agreement with its new president and CEO with a term of three years at a base salary of $104,000 annually through October 31, 1997 and $208,000 annually thereafter through September 30, 2000. Other benefits typical of such agreements are also provided. The Company may terminate the agreement before the end of its term for cause. The Company may also terminate the agreement without any cause by providing severance pay equal to the base salary for the unexpired portion of the agreement plus one year. The Company is obligated to pay the base salary for the unexpired portion of the agreement upon the death, disability or reduction in title or duties of the executive. In early fiscal 2000, the Company terminated the CEO and recorded severance payments under the employment agreement totaling approximately $300,000.


NOTE 13--STOCKHOLDERS' EQUITY (DEFICIT):

   Stock registration rights

     Effective with the Plan of Reorganization, the Company entered into a Common Stock Registration Rights Agreement with the stockholders who received Senior Secured Notes. The agreement provides these holders with the right for one demand upon the Company, after the earlier of 30 months from the date of the agreement or six months after a registration statement for an underwritten public offering becomes effective, for the filing of a stock registration statement with respect to their shares. The Company is liable for liquidated damages in the event of a default.


   Stockholders agreement

     Effective with the Plan of Reorganization, Nu-Tech entered into a Stockholders Agreement with certain of the stockholders who received Senior Secured Notes. The agreement provides for restrictions on transfers of stock and rights to acquire additional shares pro rata to their holdings if additional shares are issued or transferred by the Company. The agreement also provides rights to Nu-Tech to designate 3 members of the 5 member board of directors and the other stockholders to designate 2 members, as long as certain ownership percentage is maintained. Corporate governance provisions include limitations on certain issuance of securities, merger or sale, PHYSICIANS CLINICAL LABORATORY, INC. AND SUBSIDIARY capital expenditures, issuance of debt, or modifications to the certificate of incorporation, bylaws or the president's employment agreement without at least one vote of a director designated by the stockholder group.

     The agreement was amended in fiscal 1999 in conjunction with a working capital loan to the Company (see Note 5). The agreement as amended provides the lender stockholder with the right to elect the majority of the board and provides Nu-Tech the rights under the corporate governance provisions above. In addition, Nu-Tech has granted to the lender stockholder an exclusive option to purchase Nu-Tech's shares of the Company for a price of $10 million. The option is exercisable upon certain actions of the board, subject to Nu-Tech stockholder approval.
The amended agreement also has a buy-sell provision at defined prices.


   Certificate of Incorporation

     The Certificate of Incorporation provides the same purchase rights as under the original Stockholders Agreement to all stockholders who received Senior Secured Notes. The Company shall reserve shares of common stock for issuance under the rights. The purchase rights terminate upon an initial public offering.


NOTE 14--LEGAL PROCEEDINGS:

     On or about January 22, 1997, Taylor R. McKeeman, the Company's former Vice President for Laboratory Operations, filed a Request for Payment of Administrative Expense with respect to a prepetition Separation Agreement between the Company and Mr. McKeeman. Under the Separation Agreement, Mr. McKeeman is entitled to receive a severance payment in the event he is terminated after a "Change in Control" occurs, as such term is defined in the Separation Agreement. This request was denied by order of the Bankruptcy Court, entered on March 19, 1997, because (i) no Change in Control occurred prior to the termination of Mr. McKeeman's employment and (ii) any claim of Mr. McKeeman against the Company's bankruptcy estate arising out of the Separation Agreement constitutes a prepetition claim. Mr. McKeeman filed a notice of appeal on or about March 5, 1997. On February 2, 1998, the Bankruptcy Court dismissed Mr. McKeeman's appeal.

     On June 9, 1998, Richard M. Brooks, the Company's former Senior Vice-President and Chief Financial Officer, filed an Amended Proof of Administrative Claim and Request for Payment Based Upon Post-Petition Torts seeking in excess of $3,000,000 in damages for (a) the allegedly tortuous termination of Brook's employment with the Company and (b) allegedly defamatory statements made by the Company's chief executive officer about Brooks. The Company filed its Debtors' Objection to and Motion for Summary Judgment of Mr. Brooks' Amended Proof of Claim. On August 12, 1998, the Court denied the motion. The matter is currently in discovery stages. The Company believes the claim has no merit and intends to defend vigorously against the matter; however, the outcome cannot be predicted. If Mr. Brooks were to prevail on either part of this Claim, the Company would incur an administrative expense claim against its Chapter 11 estate in an amount which would be fixed by the Bankruptcy Court. It is reasonably possible the outcome could have a material financial impact on the Company.
     In the ordinary course of business, two related complaints have been filed against the Company with the Department of Fair Employment and Housing (DFEH) and the Equal Employment Opportunity Commission by former employees alleging wrongful termination and discrimination. The Company has denied all allegations. One complaint has been closed by the DFEH for lack of probable cause. It is not possible to estimate the outcome of these complaints.

     In the ordinary course of business, several lawsuits have been filed against employees of the Company, and the Company has filed suit against former employees of the Company which resulted in countersuits against the Company, relating to alleged violations of employee agreements not to compete. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company.


   Regulatory investigation

     In April of 1997, the Company received a subpoena to furnish certain documents to the United States Department of Defense ("DOD") with respect to the Company's Civilian Health and Medical Program of Uniformed Services ("CHAMPUS") billing practices. In late May 1997, the Company was notified that its Medicare and MediCal billing practices also were undergoing review by the United States Department of Health and Human Services ("HHS"), and in early June of 1997, the Company received a subpoena to furnish certain documents to HHS in connection with such review. The Company cooperated with DOD and HHS in such investigations and in August 1997 entered into a settlement agreement, which was approved by the Bankruptcy Court in September 1997. Under the settlement, the Company agreed to pay $2 million to the United States, $200,000 immediately and the balance over six years (see Note 5). The Company also entered into a 5 year corporate integrity agreement with HHS to provide for an internal corporate compliance plan. The settlement releases the Company and its president from civil and criminal liability. Should the Company default on any provisions under the agreement, the government may offset any remaining unpaid balance against monies due the Company under any government program and may exclude the Company from participation in the Medicare and State health care programs.

     Subsequent to reaching agreement with the United States, the Company proposed and reached a settlement with the State of California with respect to billing practices under the MediCal program. The terms of the agreement are similar to the agreement with the United States except the Company paid $100,000 in cash to the state.


NOTE 15--ACQUISITIONS:

     In February 1997, the Company purchased 100% of the common stock of MSI from Nu-Tech for $7,643,183. The Company accounted for the transaction using the purchase method of accounting and included MSI in the accompanying financial statements at February 28, 1997. There is no operating activity of MSI included in the statement of operations of the Company for the year ended February 28, 1997. Under the Plan of Reorganization, MSI was legally merged into the Company effective October 3, 1997.

     Pro forma results of operations are as follows for the fiscal year ended February 28, 1997 (unaudited):

            Net revenue....................    $ 75,125,077
            Net loss.......................    (102,004,130)
            Net loss per common share......               *


     * Loss per share amounts relates to the predecessor company and is not meaningful due to the reorganization (See Note 1).

NOTE 16--STATEMENT OF CASH FLOWS:

   Statement of cash flows

     Net changes in operating assets and liabilities consist of the following:

                                                                 Reorganized Company           Predecessor Company

                                                            Fiscal year   Five months   Seven months    Fiscal year
                                                               ended         ended          ended          ended
                                                           February 28,   February 28,  September 30,  February 28,
                                                              1999          1998           1997           1997
                                                              ------        -------        ------         ----

Increase in accounts receivable..........................      $(367,740)  $(4,223,937)   $(6,176,108)  $ (4,640,852)
Net decrease (increase) in supplies inventory, prepaid
   costs, deposits and other assets......................     (1,107,730)      443,704        551,923     (1,257,077)
Increase in accounts payable and accrued expenses........      3,307,719     1,900,345     13,136,173     25,524,869

Net change in operating assets and liabilities...........     $1,832,249   $(1,879,888)   $ 7,511,988    $19,626,940
                                                              ==========-  ===========    ===========-   ===========

   Supplemental disclosure of cash flow information is as follows:

Cash paid for interest...................................      $ 764,117     $ 249,994         $   --      $  26,277
                                                               =========-    =========-        ======-     =========

     Non-cash transactions consist of the following:

          Year ended February 28, 1997:

               Gain on extinguishment of debt paid by a related party of $3.5 million.

               Note payable to related party resulting from MSI acquisition of $5 million.

          Year ended February 28, 1998:

               Issuance of stock for debt under the Plan of Reorganization (see
               Note 1).


NOTE 17--SUBSEQUENT EVENT SALE OF BUSINESS:

     On April 5, 1999, the Company entered into an Asset Purchase Agreement for the sale of its business and substantially all assets to Unilab Corp. for a total purchase price of approximately $40 million. The purchase price includes approximately $9 million cash, one million shares of the common stock of Unilab, assumption of approximately $3 million in liabilities, and a convertible note for $25 million. The note has a 7.5% interest rate, with $10 million annual principal payments, which may be paid in cash or in shares of Unilab common stock, at Unilab's option, at a $3.00 per share conversion price for 75% of the note, with the balance converting at then-current market price. The stock is subject to a registration rights agreement. The agreement also provides for the repayment of outstanding borrowings under the Company's line of credit (see Note
6) prior to closing.

     As a result of the agreement, the Company reevaluated the recoverability of the excess reorganization value based upon an estimated loss on the sale, including costs of disposal. The Company recorded an additional write-down of $10.6 million, resulting in a total write-down of excess reorganization value of approximately $45.3 million.

     The sale of the Company's business and assets was consummated on May 9, 1999. The Company has used part of the net sales proceeds to repay its line of credit, and plans to liquidate and distribute the remaining sales proceeds to its Senior Secured Note holder.